UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

SCC ACQUISITION CORP.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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SCC Acquisition Corp.

Call Center Bullet Points*

October 13, 2006

ANTI-FRAUD MEASURES

•	All proxies are labeled with a unique, sequential number to ensure tracking and prevent fraudulent activity.

•	Representatives who come to pick up a proxy will ask shareholders to sign a log book confirming that they are in fact the shareholder.

•	An independent accounting firm will verify the information and record the vote.

ATRISCO HERITAGE FOUNDATION

•	SunCal would contribute $1 million each year for the next 100 years to the Atrisco Heritage Foundation.

•	Atrisco heirs would hold a majority of the seats on the Foundation’s Board of Trustees, which would have direct oversight of how the money is spent.

•	Projects could include museums, continuing education, cultural programs, daycare, private schools and scholarships.

•	SunCal would provide the Foundation $2 million (representing the first two annual payments) at closing so it could immediately begin implementing these programs.

ATRISCO HERITAGE FOUNDATION BOARD

•	A Board of Trustees comprised primarily of Atrisco heirs would manage Atrisco Heritage Foundation. The make-up of the board is currently being formulated.

•	The board would have direct oversight of how the Foundation’s money is spent.

CEMETERIES

•	Cemeteries on the Westland property would be transferred to the Atrisco Heritage Foundation, which would be created upon the approval of the merger.

•	SunCal would provide the Foundation $1 million each year for the next 100 years for programs, and a Board of Trustees comprised primarily of heirs would have direct oversight of how the money is spent.

•	The Atrisco Heritage Foundation board would make all decisions regarding operation of the cemeteries, including continuation of existing programs for burials of Atrisco heirs.

COMMITMENT, SUNCAL’S

•	SunCal is committed to becoming a long-term partner in the future of the greater Albuquerque region.

•	We have an Albuquerque office and our employees working on this project are local natives that live in town.

•	SunCal seeks out the best and brightest local employees and consultants, because nobody knows an area better than those who live there.

•	Development of the Westland site could take several decades, so we look forward to becoming a lasting part of the greater Albuquerque community and an engine for future economic development.

*	These bullet points contain proposed responses to be used by members of the calling center established by SCC Acquisition Corp. to respond to questions raised by the shareholders of Westland Development Co., Inc. relating to SCC’s proposal to merge with Westland.

CONTACTING HEIRS DIRECTLY

•	We want to inform all Westland shareholders of the details of our proposal and the benefits it will bring to the Atrisco heirs.

•	Westland management asked us to work with them to make this information available so its shareholders could make an informed decision.

FISCAL YEAR 07 DIVIDENDS

•	Westland did not declare or pay dividends in fiscal year 2007 because of restrictions in the various merger agreements it entered into during the year.

•	Upon approval of SunCal’s proposal, shareholders would receive $315 for each share of Westland stock currently owned plus a number of Class A units in Atrisco Oil & Gas equal to the number of Westland shares they own. This would ensure Westland shareholders 100 percent of all future rents and royalties under Westland’s two existing oil and gas leases and 50 percent in all oil, gas and other mineral rights of Westland.

LOST CERTIFICATES

•	Mellon Investor Services (the same institution that mails the dividends) would send instructions on how to return your certificates for payment, including a form to arrange payment for lost certificates, upon approval of SunCal’s offer.

•	Please wait for Mellon to send the forms before returning any certificates.

•	Funds would distributed promptly following the closing of sale and upon return of your stock certificates and other requested documents to Mellon.

MONEY

•	Shareholders would receive $315 for each share of Westland they own at the time of the sale and a number of Class A units of Atrisco Oil & Gas LLC equal to the number of Westland shares they own, if SunCal’s offer to acquire Westland is approved.

•	Class A units of Atrisco Oil & Gas would ensure Westland shareholders 100 percent of the rents and royalties under Westland’s two existing oil and gas leases and 50 percent in all future oil, gas and other mineral rights of Westland.

•	Upon approval, Mellon Investor Services would send instructions for returning stock certificates and receiving money. Funds would be distributed promptly following the closing of sale and upon return of your stock certificates to Mellon.

•	Wait for Mellon to send the forms, including forms if you have lost your certificates, before doing so.

OIL AND GAS BOARD

•	A five-member board of directors would manage Atrisco Oil & Gas LLC.

•	Four of the initial Class A directors would be members of Westland’s current board of directors.

•	The Class B director would be a representative of SunCal Companies.

OIL DRILLING

•	As we understand, the current lessee has commenced limited exploratory activities on the Westland property.

•	Decades of previous oil drilling on the Atrisco Land Grant site have not been commercially successful.

•	Neither SunCal nor Westland can provide any assurances as to whether the lesee’s efforts will be successful.

•	If they are, any royalties from drilling under the two existing oil and gas leases would be retained by Westland shareholders indirectly, by virtue of their ownership of units of Atrisco Oil & Gas LLC.

OTHER OFFERS

•	At this time, our offer of $315 per share has been deemed the “superior offer” by the Westland board of directors.

•	This lengthy acquisition process has shown that SunCal’s offer, combined with our solid financial foundation, makes this a proposal few other companies could match.

PETITION

•	Do not confuse a petition sent recently by an individual shareholder with the green proxy ballot you received from Westland at the end of September.

•	Signing the petition is not the same as voting.

•	Green proxy ballots must be received by November 4 to be counted.

•	You can also vote in person at the Westland shareholder meeting on November 6 from 7 a.m. to 10 a.m. in the Albuquerque Convention Center’s Kiva Auditorium.

PROPOSAL

•	SunCal would acquire Westland Development and its approximately 57,000 acres west of the Rio Grande.

•	Westland shareholders would receive $315 per share plus a number of Class A units of Atrisco Oil & Gas LLC equal to the number of Westland shares they own, which would ensure Westland shareholders 100 percent of the future rents and royalties under Westland’s two existing oil and gas leases and 50 percent in all future oil, gas and other mineral rights of Westland.

•	SunCal would provide $1 million each year for 100 years to the Atrisco Heritage Foundation to honor the legacy of the Atrisco land grant and strengthen the local community. The Foundation’s Board of Trustees, which would be comprised primarily of heirs, would have direct oversight of how this money is spent. Projects could include museums, continuing education, cultural programs, daycare, private schools and scholarships.

•	Our ultimate goal is to create beautiful master-planned communities that would establish the superior legacy for this historic land.

•	With places to live, work, shop and play, our plan would be designed to allow Albuquerque and Bernalillo County to grow westward in a well-planned fashion that would benefit the entire region.

•	SunCal’s offer of $315 per share totals approximately $250 million, in addition to the oil, gas and mineral rights.

SUNCAL, ABOUT

•	SunCal is the West’s largest privately held community developer.

•	SunCal has more than seven decades of commitment and experience.

•	Projects range from large-scale masterplans like the Atrisco Land Grant to mixed-use infill and high-rise communities.

•	SunCal creates places for living, working and recreation that reflect the unique fabric of each city.

•	SunCal pledges to continue this tradition of excellence in New Mexico.

SUNCAL, FINANCING

•	We have an excellent reputation on Wall Street, and our solid partnerships with major financial institutions allows us to finance major acquisitions like the Atrisco Land Grant.

SUNCAL STOCK

•	SunCal is a private, family-owned company.

•	No stock in SunCal is available for purchase.

TAXATION ON FUNDS

•	Funds received from the sale of Westland shares are subject to applicable federal taxes.

•	Everyone’s situation is different. We suggest you consult your tax advisor to determine your own personal tax liability.

•	SunCal is working to make financial planners available to all shareholders to help shareholders plan how best to manage the funds.

VOTING, HOW TO

•	Green proxy ballots were mailed to each shareholder at the end of September.

•	You must vote again – the blue ballots no longer count because SunCal submitted a more attractive proposal to acquire Westland before the final vote was held.

•	Fill out the proxy ballot and drop it in the mail. That’s the easiest way to have your voice be heard.

•	Proxies must be received by November 4 to be counted.

•	Shareholders can also vote in person at the Westland shareholder meeting on November 6, 7 a.m. to 10 a.m., at the Albuquerque Convention Center’s Kiva Auditorium.

•	Failing to cast a vote (abstaining) will result in a “no” vote for your shares.

VOTING NO, WHAT IF I DO SO

•	In the event you vote against SunCal’s proposal but it is nevertheless approved by a two-thirds vote of each class of Westland’s shares, your shares would be automatically converted into the right to receive $315 per share and you would no longer own a stake in Westland.

•	Mellon Investor Services would send instructions for returning stock certificates and receiving money – whether or not you voted for the merger.

•	Stock certificates should not be returned until Mellon asks for them.

•	Stockholders would be under no obligation to return certificates and claim funds – but they would have no further ownership stake in Westland.

•	You must follow Mellon’s instructions in order to receive your funds.

SUNCAL’S STORY

• A family-owned company

• 70 years of experience

• Largest privately held community developer in the West

• More than 120,000 residential lots in various stages of development

• Involved in more than 70 masterplanned communities throughout the West

• Our communities emphasize:

- Quality of life

- Environmental, historical and cultural sensitivity

- Recreational opportunities

- Community involvement

HOW DO I VOTE?

It’s easy. Proxy ballots were mailed to each shareholder on September 22. Just fill it out and drop it in the mail. Proxies must be received by November 4 to be counted. That’s the easiest way to ensure your voice will be heard. You can also vote at the Westland shareholder meeting on November 6, 7 a.m to 10 a.m., at the Albuquerque Convention Center’s Kiva Auditorium.

In order to realize the benefits of SunCal’s proposal, two-thirds of each class of Westland shares must vote “yes.”

SO PLEASE MAKE SURE TO VOTE!

For more information or help filling out your proxy vote, visit www.SunCalNM.com or call (888) 809-5211.

SEC Notice: This fact sheet does not constitute a solicitation by Westland or its board of directors or executive officers of any approval or action of its stockholders. Westland has filed with the SEC a definitive proxy statement and other relevant documents concerning the proposed transaction with SunCal. Westland’s shareholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. You will be able to obtain the documents filed with the SEC free of charge at the Web site maintained by the SEC, www.sec.gov. In addition, Westland’s shareholders and investors may obtain free copies of such documents filed with the SEC by contacting Robert Simon of Westland at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., 401 Coors Blvd., NW, Albuquerque, New Mexico 87121, Attention: Robert Simon.

Westland and its directors and executive officers and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, are contained in the definitive proxy statement.

SunCal Companies

SUNCAL NEW MEXICO

A Legacy Embraced

SunCal Companies’ balanced proposal to acquire Westland Development has begun our lasting partnership with Bernalillo County, the City of Albuquerque, Westland and the heirs to the Atrisco Land Grant. Our offer is more than a strong financial package - it’s a comprehensive plan to preserve the centuries-old legacies of this storied land while helping the Albuquerque region realize its great potential. We look forward to the opportunity to work with the community, Westland and the Atrisco Land Grant heirs to help the region grow responsibly, enhance the local quality of life and continue to protect the traditions and legacies of this cherished land.

3 REASONS TO VOTE YES

1. $315 per share plus oil, gas and mineral rights

2. Atrisco heritage preserved

3. Smart growth for Albuquerque’s west side

Any acquisition proposal must be approved by a two-thirds vote of each class of Westland’s shares

A STRONG FINANCIAL PACKAGE

• $315 per share, or approximately $250 million, for Westland’s nearly 800,000 outstanding shares

• The creation of Atrisco Oil & Gas LLC, a new company that would ensure Westland shareholders 100 percent of the future rents and royalties under Westland’s two existing oil and gas leases and a 50 percent interest in all oil, gas and other mineral rights of Westland. Current shareholders would receive one share of Atrisco Oil & Gas for every one share of Westland owned at the time of sale.

• Fulfillment of centuries-old investments

EMBRACING A LEGACY

• Upon approval of SunCal’s proposal, the Atrisco Heritage Foundation would be formed to preserve and protect the legacy of the land through projects including museums, continuing education, cultural programs, daycare, private schools and scholarships

• SunCal would provide the Foundation $1 million for 100 years, with $2 million paid at closing of the sale (representing the first two annual payments) to allow programs to begin immediately

• Foundation board would be comprised primarily of Atrisco heirs, and would have direct oversight of how the money is spent

SMART GROWTH FOR ALBUQUERQUE’S WEST SIDE

• Albuquerque and Bernalillo County’s future economic and population growth is headed west, towards the Atrisco Land Grant property

• A single sale of the Atrisco Land Grant property provides the opportunity to create a comprehensive, sustainable masterplan that provides benefits to the entire region, rather than piecemeal subdivisions

• New homes, jobs, recreation and entertainment would help realize the region’s bright future

YOUR QUESTIONS ANSWERED

Why should shareholders approve the sale of Westland Development Company?

Sale of Westland Development would allow the Atrisco heirs to finally realize their family’s investment in this land, while permanently preserving its history through the Atrisco Heritage Foundation. The sale would also allow Albuquerque and Bernalillo County to grow westward in a well-planned fashion that would benefit the entire region. The Atrisco Land Grant played an integral role in defining Albuquerque; it now can play a major part in helping the region reach its great future potential.

If the SunCal proposal is approved, when would I receive payment for my outstanding shares?

Shortly after the proposal’s approval, shareholders would receive a letter from Mellon Investor Services (the same institution that mails the dividends) with instructions for returning your stock certificates and receiving your money.

Do I need to vote again?

Yes. The blue proxy you previously submitted is no longer valid because SunCal submitted a more attractive proposal to acquire Westland before the final vote was held. You are now asked to vote on the SunCal offer.

What if I don’t vote?

An abstention counts as a “No” vote. If you want to see SunCal’s offer be approved, you must vote “Yes.”

How do you propose to honor the land’s Atrisco heritage?

If SunCal is fortunate enough to acquire Westland, we commit to working with the Atrisco Land Grant heirs to create ways to protect and celebrate the land’s heritage in our land plan, so future generations can retain the benefits of the area’s strong cultural and historic roots. Additionally, SunCal would contribute $1 million each year for the next 100 years to the Atrisco Heritage Foundation. Atrisco heirs would hold a majority of the seats on the Foundation’s Board of Trustees, which would have direct oversight of how the money is spent. Projects could include museums, continuing education, cultural programs, daycare, private schools and scholarships.

Is there oil and gas under the Westland property? I read that the lease holder has plans for the land. What does this mean?

No one knows at this time if there is any oil, gas or other minerals under the Westland property; decades of previous drilling have not been commercially successful. It is our understanding the current lessee has commenced limited exploratory activities on its leased property. Neither SunCal nor Westland can provide any assurance as to whether the lessee’s efforts will be successful. However, if they are, any rents and royalties from drilling under the existing leases would be retained by shareholders indirectly, by virtue of their ownership of units of Atrisco Oil & Gas LLC.

What are your plans for the property should you acquire Westland?

If SunCal is fortunate enough to be selected by the Westland shareholders, we would actively seek input from the heirs and local community before we begin to create a plan for new development on the property. Through this process, our plan for the property would evolve.

What experience does SunCal have developing communities?

More than seven decades of commitment and experience have made SunCal Companies one of the leading developers of planned communities in the West. From large-scale masterplans on properties like the Atrisco Land Grant to mixed-use infill and high-rise communities, SunCal creates places for living, working and recreation that reflect the unique fabric of each city. SunCal pledges to continue this tradition of excellence in New Mexico.

SunCal is based in California. Will you be committed to this region and its residents?

Yes. SunCal is committed to becoming a long-term partner in Albuquerque and Bernalillo County’s future. Our corporate headquarters may be in California, but we have opened an Albuquerque office and our employees working on this project are local natives that live in town. As a principle, SunCal seeks out the best and brightest local employees and consultants, because nobody knows an area better than those who live there. As development of the Westland site could take several decades, we look forward to becoming a lasting part of the greater Albuquerque community and an engine for future economic development.

Note: This fact sheet will be distributed by SCC Acquisition Corp. to key shareholders of Westland Development Co., Inc. at meetings with such shareholders scheduled by SCC.

Note: This door hanger will be left by members of SCC Acquisition Corp.’s proxy solicitation team at the homes of shareholders of Westland Development Co., Inc.

Sorry we

missed you!

We just stopped by to remind you that a new, better proposal has arrived to acquire Westland Development.

3 Reasons to Vote Yes

YES

$315 per share + oil, gas and mineral rights

YES

Atrisco Heritage Preserved

YES

Smart Growth for Albuquerque’s West Side

Two-thirds of each class of Westland shares must VOTE YES to realize the benefits of SunCal’s proposal.

As a shareholder, here’s how your voice can be heard:

• Fill out the green proxy ballot you received in the mail from Westland.

• Mail it back by November 4 to be counted.

-or-

• You can vote in person at the Westland shareholder meeting on November 6 at 10 a.m., in the Kiva Auditorium at the Albuquerque Convention Center.

Remember, failing to cast a vote will result in a “NO” vote for your shares.

For more information or help filling out your proxy vote:

Visit www.SunCalNM.com

or call toll-free (888) 809-5211.

SunCal Companies